Exhibit 10.65

PROMISSORY NOTE (SECURED)

$1,540,000.00	Loan No. 02-62113631

Date: August 31, 2009
1.	PROMISE TO PAY. For value received, the undersigned, COLE CB PIEDMONT SC, LLC, a Delaware limited liability company (“Borrower”), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), having an address at 5938 Priestly Drive, Suite 200, Carlsbad, California 92008, or at such other place as may be designated in writing by Lender, the principal sum of ONE MILLION FIVE HUNDRED FORTY THOUSAND AND 00/100THS DOLLARS ($1,540,000.00) (“Loan”), with interest thereon as specified herein. All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds, without offset, deduction or counterclaim of any kind.

2.	SECURED BY SECURITY INSTRUMENT. This Note is secured by, among other things, those certain deeds of trust, mortgages, and deeds to secure debt of even date herewith more particularly described on Exhibit C attached hereto and made a part hereof (collectively, the “Security Instrument”) given by Borrower and affiliates of Borrower encumbering certain real property described in the Security Instrument (collectively, the “Property”), as more particularly described therein, in each case given for the benefit of Lender.

3.	DEFINITIONS. For the purposes of this Note, the following terms shall have the following meanings:

“30/360 Basis” means on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each.

“Account Funds” shall have the meaning as set forth in the Cash Management Agreement.

“Actual/360 Basis” means on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.

“Affiliate” means, as to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person, (b) any Person owning or controlling fifty percent (50%) or more of the outstanding voting securities of or other ownership interests in such Person, (c) any officer, director, partner, employee or member (direct or indirect and no matter how remote) of such Person, (d) if such Person is an individual, any entity for which such Person directly or indirectly acts as an officer, director, partner, owner employee or member, (e) any entity in which such Person (together with the members of his family if the Person in question is an individual) owns, directly or indirectly through one or more intermediaries an interest in any class of stock (or other beneficial interest in such entity) of fifty percent (50%) or more, (f) any family member by blood, marriage or otherwise of such Person, (g) with respect to any Obligor, any other Obligor, or (h) with respect to any Obligor, any direct or indirect owner of an interest in Borrower. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other ownership interests, by contract or otherwise.

“Amortization Period” means twenty-five (25) years.

“Adjusted LIBO Rate” means the rate of interest equal to the LIBO Rate divided by one (1.00) minus the Reserve Percentage:

Adjusted LIBO Rate =	LIBO Rate (1 - Reserve Percentage)
“Balloon Payments” shall mean, with respect to Lease Guarantor, the total principal amount at maturity of all debt obligations that matured during the twelve (12) month period ending on the date of determination.

“Business Day” means any day other than a Saturday, Sunday, legal holiday or other day on which commercial banks in New York are authorized or required by law to close. All references in this Note to a “day” or a “date” shall be to a calendar day unless specifically referenced as a Business Day.

“Cash Management Agreement” shall have the meaning set forth in Section 3.2 of Exhibit A to this Note.

“Cash Sweep Election” has that meaning given to that term in Section 3.1 of Exhibit A to this Note.

“Code” means the Internal Revenue Code of 1986, as amended to date and as further amended from time to time, or any successor statutes thereto, together with applicable regulations issued pursuant thereto in temporary or final form.

“Collateral” shall have the meaning stated in the Security Instrument.

“Default” shall have the meaning stated in the Security Instrument.

“Default Rate” means the lesser of (a) a fixed annual rate equal to four percent (4%) plus the Note Rate and (b) the maximum rate of interest permitted by applicable law.

“Disbursement Date” means the date upon which the Loan proceeds are funded by Lender into escrow in connection with the closing of the Loan.

“Due Date” means the last day of each Interest Period and the Maturity Date.

“EBITDA” means for the twelve (12) month period ending on the date of determination, the sum of Lease Guarantor’s net income (loss) for such period plus, in each case to the extent previously deducted in calculating net income (loss): (i) income taxes, (ii) principal and interest payments on all of its debt obligations (including any borrowings under short term credit facilities), (iii) all non-cash charges including depreciation and amortization, and (iv) Non-Recurring Items.

“EBITDAR” means the sum of the Lease Guarantor’s EBITDA and Lease Guarantor’s total land and building rent for the twelve (12) month period ending on the date of determination.

“FCCR” means a Lease Guarantor’s fixed charge coverage ratio and is calculated by dividing (i) EBITDAR, by (ii) Fixed Charges.

“First Due Date” means September 8, 2009.

“First Monthly Payment Amount Due Date” means October 6, 2009.

“Fixed Charges” means with respect to Lease Guarantor, for the twelve (12) month period ending on the date of determination, capital lease payments, interest expense, principal payments under debt obligations excluding Balloon Payments, and land and building rent.

“Guarantor” means Cole REIT III Operating Partnership, LP, a Delaware limited partnership.

“Impounds” shall have the meaning set forth in the Cash Management Agreement.

“Interest Period” means either (i) for the first payment, the period commencing on the Disbursement Date and ending on the sixth (6th) calendar day of the next succeeding calendar month, provided, however, if such calendar day is not a Business Day, then such Interest Period shall end on the next succeeding Business Day after such sixth (6th) calendar day, or (ii) for all other payments, the period commencing on the sixth (6th) calendar day of the applicable calendar month, provided, however, if such calendar day is not a Business Day, then such Interest Period shall commence on the next succeeding Business Day after such sixth (6th) calendar day, and ending on the sixth (6th) calendar day of the next succeeding calendar month, provided, however, if such calendar day is not a Business Day, then such Interest Period shall end on the next succeeding Business Day after such sixth (6th) calendar day; provided, further, that no Interest Period shall extend beyond the Maturity Date. For each Interest Period, no interest shall accrue on the last day of such Interest Period.

“Lease Adjusted Leverage” means with respect to Lease Guarantor under the Lease (as such term is defined in the Security Instrument), as of any applicable date, the sum of (a) eight (8) times Lease Guarantor ‘s total land and building rent for the twelve (12) month period ending on the date of determination, and (b) the total current balance of Lease Guarantor’s total debt obligations (including any borrowings under short term credit facilities) on such date, divided by EBITDAR.

“Lease Guarantor” means Cracker Barrel Old Country Store, Inc., a Tennessee corporation.

“Lease Guaranty” means that certain Guaranty Agreement dated as of June 30, 2009 by Lease Guarantor in favor of Borrower.

“LIBO Breakage Fee” means a fee payable by Borrower to Lender if and upon (i) any Default by Borrower and acceleration of the Loan by Lender, or (ii) any payment of or upon the Loan is made on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of that prepayment and whether voluntary, by acceleration or otherwise), which shall be equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid) in connection with the re-deployment of the Loan funds or such payment, as applicable) that Lender may sustain as a result of that payment. For purposes of calculating amounts payable to Lender in this regard, Lender shall be deemed to have actually funded the Loan through the purchase of a deposit bearing interest at the applicable LIBO Rate in an amount equal to the amount of the Loan and having a maturity and repricing characteristics comparable to the applicable Interest Period; provided, however, that Lender may fund the Loan in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.

“LIBO Rate” means, for any Interest Period, the rate of interest, rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%), quoted by Lender as the London Inter-Bank

Offered Rate for deposits in U.S. Dollars for interest periods equal to such Interest Period at approximately 9:00 a.m. California time two (2) Business Days prior to the commencement of such Interest Period.

“Loan Documents” means the documents identified as such in Exhibit B.

“Maturity Date” means August 29, 2012.

“Minimum Account Balance” shall have the meaning as set forth in the Cash Management Agreement.

“Monthly Payment Amount” means the sum of the Principal Amount and the monthly interest payment calculated by Lender on the sixth (6th) calendar day of each month (or the next succeeding Business Day after such sixth (6th) calendar day if such calendar day is not a Business Day) by Lender based on the Note Rate in effect on such date.

“Non-Recurring Items” shall mean with respect to Lease Guarantor, items of the sum (whether positive or negative) of revenue minus expenses that, in the judgment of the Lender, are unusual in nature and occur infrequently and are not representative of the ongoing/future earnings or expenses of Lease Guarantor.

“Note Rate” means a floating rate of 3.75% plus the Adjusted LIBO Rate, charged on an Actual/360 Basis. The floating Note Rate shall be initially determined on the Disbursement Date and shall be reset on the first day of each Interest Period thereafter.

“Obligor” means any of Borrower, Guarantor and any other Person in any manner obligated to Lender under the Loan Documents and/or granting any security for the Loan or for the obligations of Guarantor.

“Person” means any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint-stock company, bank, trust, land trust, estate, association, joint stock company, unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof), endowment fund or any other form of entity.

“Principal Amount” means an amount calculated by Lender using the existing outstanding principal balance as of the first day of each Interest Period and the Note Rate then in effect over the then remaining portion of the Amortization Period after taking into account the expired portion of the Amortization Period as of the date of determination; provided, however, that in the event that Borrower enters into a Swap Agreement (as defined in the Security Instrument), all monthly principal payment amounts shall be set forth on Schedule I attached hereto.

“Rating Agencies” means Fitch, Inc., Moody’s Investors Service, Inc., Standard & Poor’s Rating Services and any other nationally-recognized statistical rating organization that, in connection with the securitization of the Loan by a REMIC maintains a rating, on the date of a transfer of the Property pursuant to Section 4 of Exhibit A to this Note or a Property Substitution pursuant to Section 5 of Exhibit A of this Note, of the securities issued by the REMIC.

“Regulatory Costs” means, collectively, all future, supplemental, emergency or other changes in Reserve Percentages, assessment rates imposed by the FDIC, or similar requirements or costs imposed by any domestic or foreign governmental authority and related in any manner to the LIBO Rate, provided said amounts are actually paid by (or on behalf of) Lender.

“Reserve Percentage” means at any time the percentage announced within Lender as the reserve percentage under Regulation D for loans and obligations making reference to an Adjusted LIBO Rate. The Reserve Percentage shall be based on Regulation D or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities as defined in Regulation D from related institutions as though Lender were in a net borrowing position, as promulgated by the Board of Governors of the Federal Reserve System, or its successor.

“Taxes” means, collectively, all withholdings, interest equalization taxes, stamp taxes or other taxes (except income taxes (and branch profit taxes and franchise taxes imposed on Lender in lieu of income taxes)) imposed by any domestic or foreign governmental authority and related in any manner to the LIBO Rate, provided said amounts are actually paid by (or on behalf of) Lender.

“Tenant” means CBOCS, INC., a Tennessee corporation.

“Trigger Event” has that meaning given to that term in Section 3.1 of Exhibit A to this Note.

4.	INTEREST; PAYMENTS.
4.1	Interest Accrual. Interest on the outstanding principal balance of this Note shall accrue from the Disbursement Date at the Note Rate calculated on an Actual/360 Basis.

4.2	Payments. Monthly payments, each in the applicable Monthly Payment Amount, shall commence on the First Monthly Payment Amount Due Date and continue on each Due Date thereafter. In addition, if the Disbursement Date is not the sixth(6th) calendar day of a month (or the next succeeding Business Day after such sixth (6th) calendar day if such calendar day is not a Business Day), an interest-only payment shall be due on the First Due Date. Borrower acknowledges that the applicable Monthly Payment Amount is determined on an Actual/360 Basis. On the Maturity Date, all unpaid principal and accrued but unpaid interest shall be due and owing in full. All interest shall be paid in arrears. Except as otherwise specifically provided in this Note or the other Loan Documents, all payments and deposits due under this Note or the other Loan Documents shall be made to Lender not later than 12:00 noon, California time, on the day on which such payment or deposit is due. Any funds received by Lender after such time shall, for all purposes, be deemed to have been received on the next succeeding Business Day.

4.3	Acknowledgments. Borrower acknowledges that interest calculated on an Actual/360 Basis exceeds interest calculated on a 30/360 Basis and, therefore: (a) a greater portion of each monthly installment of principal and interest will be applied to interest using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis; and (b) the unpaid principal balance of this Note on the Maturity Date will be greater using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis.

4.4	Application of Payments. In the absence of a specific determination by Lender to the contrary, all payments paid by Borrower to Lender in connection with the obligations of Borrower under this Note and under the other Loan Documents shall be applied in the following order of priority: (a) to amounts, other than principal and interest, due to Lender pursuant to this Note or the other Loan Documents; (b) to accrued but unpaid interest on this Note; and (c) to the unpaid principal balance of this Note. Borrower irrevocably waives the right to direct the application of any payments at any time received by Lender from or on behalf of Borrower, and Borrower agrees that Lender shall have the continuing exclusive right to apply any such payments to the then due and owing obligations of Borrower in such order of priority as Lender may deem advisable.

4.5.	Taxes, Regulatory Costs and Reserve Percentages. Upon Lender’s demand, Borrower shall pay to Lender, in addition to all other amounts which may be or become due and payable under this Note and the other Loan Documents, any and all Taxes and Regulatory Costs allocable to the Loan based on Lender’s reasonable good faith computation. Further, at Lender’s option, the Adjusted LIBO Rate shall be automatically adjusted by adjusting the Reserve Percentage, as determined by Lender in its prudent banking judgment, from the date of imposition (or subsequent date selected by Lender) of any such Regulatory Costs. Lender shall give Borrower notice of any Taxes and Regulatory Costs as soon as practicable after their occurrence, but Borrower shall be liable for all Taxes and Regulatory Costs allocable to the Loan based on Lender’s reasonable good faith computation regardless of whether or when notice is so given.

4.6.	Purchase, Sale and Matching of Funds. Borrower understands, agrees and acknowledges the following: (a) Lender has no obligation to purchase, sell, and/or match funds in connection with the use of an Adjusted LIBO Rate as a basis for calculating the Note Rate; (b) an Adjusted LIBO Rate is used merely as a reference in determining the Note Rate; and (c) Borrower has accepted an Adjusted LIBO Rate as a reasonable and fair basis for calculating the Note Rate. Borrower further agrees to pay the Taxes and Regulatory Costs, if any, allocable to the Loan based on Lender’s reasonable good faith computation, whether or not Lender elects to purchase, sell and/or match funds.

4.7	LIBO Breakage Fee. If and upon (i) any Default by Borrower and acceleration of the Loan by Lender, or (ii) any payment of or upon the Loan is made on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of that prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay a LIBO Breakage Fee in addition to all other sums payable by Borrower at that time.

4.8	Interest Rate Protection. On or before the closing of the Loan, Borrower shall enter into an interest rate protection agreement (the “Interest Rate Protection Agreement”), in form and substance acceptable to Lender, with Lender or a financial institution acceptable to Lender, to fix or cap the interest rate, for the term of the Loan, at an interest rate that results in a Debt Service Coverage Ratio of no less than 2.00 to 1.00. The “Debt Service Coverage Ratio” shall be calculated by dividing the monthly cash flow for the Property by the Monthly Payment Amount for the corresponding period. For the purposes hereof, “cash flow” shall be defined as net income of Borrower after provision for approved operating expenses, increased by the amount of depreciation, amortization and other non-cash charges, if any. In the event that Borrower enters into an Interest Rate Protection Agreement with a financial institution other than Lender, (i) such agreement shall not be secured, either directly or indirectly, by the Property (including Borrower’s equity interest in the Property), and (ii) a default under the Loan shall not be considered a default under the Interest Rate Protection Agreement. In the event that Borrower enters into an Interest Rate Protection Agreement with Lender, (i) such agreement shall be secured by the Property, and (ii) it shall be an Event of Default under the Loan if any event of default occurs under such Interest Rate Protection Agreement where Borrower (or its affiliate) is the defaulting party.

5.	LATE CHARGE; DEFAULT RATE.
5.1	Late Charge. If all or any portion of any payment or deposit required hereunder (other than the payment due on the Maturity Date) is not paid or deposited on or before the fourth day following the day on which the payment is due Borrower shall pay a late or collection charge, as liquidated damages, equal to five percent (5%) of the amount of such unpaid payment. If all or any portion of the payment due on the Maturity Date is paid after the Maturity Date and on a date which is not the sixth (6th) calendar day of a month (or the next succeeding Business Day after such sixth (6th) calendar day if such calendar day is not a Business Day), Borrower shall pay a late or collection charge, as liquidated damages, equal to the interest which would have accrued on such amount during the period commencing on the date payment of such amount is actually made and ending on the last day of the calendar month in which payment of such amount is actually made. Borrower acknowledges that Lender will incur additional expenses as a result of any late payments or deposits hereunder, which expenses would be impracticable to quantify, and that Borrower’s payments under this Section 5.1 are a reasonable estimate of such expenses. Commencing upon a Default and continuing until such Default shall have been cured by Borrower, all sums owing on this Note shall bear interest until paid in full at the Default Rate.
6.	MAXIMUM RATE PERMITTED BY LAW. Neither this Note nor the other Loan Documents shall be construed to require the payment or permit the collection of any interest or any late payment charge in excess of the maximum rate permitted by law. If any such excess interest or late payment charge is provided for under this Note or any of the other Loan Documents or if this Note or any of the other Loan Documents shall be adjudicated to provide for such excess, Borrower shall not be obligated to pay such excess notwithstanding any other provision of the Loan Documents. If Lender shall collect amounts which are deemed to constitute interest and which would increase the effective interest rate to a rate in excess of the maximum rate permitted by law, all such amounts deemed to constitute interest in excess of the maximum legal rate shall, upon such determination, at the option of Lender, be returned to Borrower or credited against the outstanding principal balance of this Note.

7.	[INTENTIONALLY OMITTED].

8.	MISCELLANEOUS. The date of this Note and the other Loan Documents is for reference purposes only. The effective date of delivery and transfer to Lender of the security under the Security Instrument and the other Loan Documents and of Borrower’s and Lender’s obligations under this Note and the other Loan Documents shall be the date the Security Instrument is recorded in the real estate records of the county where the Property is located. If this Note is executed by more than one person or entity as Borrower, the obligations of each such person or entity shall be joint and several. No person or entity shall be a mere accommodation maker, but each shall be primarily and directly liable hereunder. Except as otherwise provided in any other Loan Document, Borrower hereby waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of intent to accelerate, notice of acceleration, notice of nonpayment, notice of costs, expenses or losses and interest thereon, and notice of interest on interest and late charges. Time is of the essence with respect to every provision of this Note and the other Loan Documents. This Note shall be governed by, and construed in accordance with, the laws of the State of New York, except to the extent preempted by Federal laws. This Note may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall be deemed to be one and the same Note. The terms, covenants and conditions contained herein shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto. The foregoing sentence shall not be construed to permit Borrower to assign the Loan except as otherwise permitted in the Loan Documents. “Business Day” shall mean any day other than a Saturday, Sunday, legal holiday or other day on which commercial banks in New York are authorized or required by law to close. All references in this Note to a “day” or a “date” shall be to a calendar day unless specifically referenced as a Business Day. All references in this Note to a “month,” “quarter” or “year” shall be to a calendar month, quarter or year respectively unless specifically referenced otherwise. The additional terms and conditions contained in Exhibits A, B and C. attached hereto are incorporated herein by this reference.

9.	PREPAYMENT—STEPPED. Borrower acknowledges that any prepayment of this Note will cause Lender to lose its interest rate yield on this Note and will possibly require that Lender reinvest any such prepayment amount in loans of a lesser interest rate yield (including, without limitation, in debt obligations other than first mortgage loans on commercial properties). As a consequence, Borrower agrees as follows, as an integral part of the consideration for Lender’s making the Loan:
9.1	Voluntary Prepayment. Any voluntary prepayment of this Note: (a) is permitted in full only and not in part; and (b) may only be made after Borrower’s delivery to Lender of not less than 30 nor more than 90 days prior written notice of Borrower’s intent to prepay.

9.2	Prepayment Charge.
(a)	Prepayment Charge-Stepped. This Note may be prepaid in full (and not in part, except for partial prepayments resulting from Lender’s application of any insurance proceeds or condemnation awards to the outstanding principal balance of the Loan) only upon payment of a prepayment charge in the amount of:
(1)	3.0% of the principal amount prepaid if prepaid during the term beginning on the Disbursement Date and continuing to, but not including, the date that is one year after the First Due Date;

(2)	2.0% of the principal amount prepaid if prepaid on or after the date that is one year after the First Due Date and before the date that is two years after the First Due Date; and

(3)	1.0% of the principal amount prepaid if prepaid on or after the date that is two years after the First Due Date and before the date that is three months before the Maturity Date.
Notwithstanding the foregoing, no prepayment charge shall be due in the event that Borrower refinances the Loan with Lender. There shall be no other right of prepayment.
(b)	Additional Charge. If this Note is prepaid on any day other than a Due Date, whether such prepayment is voluntary, involuntary or upon full acceleration of the principal amount of this Note by Lender following a Default, Borrower shall pay to Lender on the prepayment date (in addition to the prepayment charge described in Section 9.2(a) above, if then applicable, and all other sums then due and owing to Lender under this Note and the other Loan Documents), a LIBO Breakage Fee, and any termination fees pertaining to the Interest Rate Protection Agreement, together with an additional prepayment charge equal to the interest which would otherwise have accrued on the amount prepaid (had such prepayment not occurred) during the period from and including the prepayment date to and including the last day of the calendar month in which the prepayment occurred.

(c)	Exclusion. Notwithstanding the foregoing, no prepayment charge of any kind shall apply in respect to any prepayment resulting from Lender’s application of any insurance proceeds or condemnation awards to the outstanding principal balance of the Loan. Notwithstanding the foregoing, Borrower shall not be liable for the foregoing prepayment charge if the outstanding principal amount of the Loan is prepaid with proceeds of a new loan made by Lender to Borrower.

(d)	Effect of Prepayment. No partial prepayment of this Note shall change any Due Date or the method of calculation of the Monthly Payment Amount, unless Lender otherwise agrees in writing.

(e)	Waiver. Borrower waives any right to prepay this Note except under the terms and conditions set forth in this Section 9 and agrees that if this Note is prepaid, Borrower shall pay the prepayment charge set forth above (to the extent applicable). Borrower hereby acknowledges that: (a) the inclusion of this waiver of prepayment rights and agreement to pay the prepayment charge (to the extent applicable) for the right to prepay this Note was separately negotiated with Lender; (b) the economic value of the various elements of this waiver and agreement was discussed; and (c) the consideration given by Borrower for the Loan was adjusted to reflect the specific waiver and agreement negotiated between Borrower and Lender and contained herein.
Borrower’s Initials /s/ TJW
10.	INTENTIONALLY OMITTED.

11.	COMMERCIAL LOAN. Borrower warrants that the Loan evidenced by this Note is being made solely to acquire or carry on a business or commercial enterprise, and/or Borrower is a business or commercial organization. Borrower further warrants that all of the proceeds of this Note shall be used for commercial purposes and stipulates that the Loan evidenced by this Note shall be construed for all purposes as a commercial loan, and is made for other than personal, family or household purposes.

12.	WAIVER OF JURY TRIAL. TO THE EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF LENDER OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN TO BORROWER.

13.	FINAL EXPRESSION/NO ORAL AGREEMENTS. READ THIS DOCUMENT CAREFULLY. THE WRITTEN NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED

BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Signature Page Follows]

Intending to be fully bound, Borrower has executed this Note effective as of the day and year first above written.

BORROWER:

COLE CB PIEDMONT SC, LLC,
a Delaware limited liability company

By: Cole REIT Advisors III, LLC,
a Delaware limited liability company,
its manager

By:	/s/ Todd J. Weiss
	Name:	Todd J. Weiss
	Title:	Vice President